PUBLIC OFFERING STATEMENT

                                 FOR

               CHARTHOUSE SUITES VACATION LICENSE PLAN



THIS PUBLIC OFFERING STATEMENT CONTAINS IMPORTANT MATTERS TO BE CONSIDERED IN ACQUIRING A TIME SHARE PERIOD. THE STATEMENTS CONTAINED HEREIN ARE ONLY SUMMARY IN NATURE. A PROSPECTIVE PURCHASER SHOULD REFER TO ALL REFERENCES, EXHIBITS HERETO, CONTRACT DOCUMENTS AND SALES MATERIALS. YOU SHOULD NOT RELY UPON ORAL REPRESENTATIONS AS BEING CORRECT. REFER TO THIS DOCUMENT AND ACCOMPANYING EXHIBITS FOR CORRECT REPRESENTATIONS. THE SELLER IS PROHIBITED FROM MAKING ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE CONTRACT AND THIS PUBLIC OFFERING STATEMENT.

   TABLE OF CONTENTS TO SINGLE SITE/COMPONENT SITE TIME SHARE PLAN
             PUBLIC OFFERING STATEMENT TEXT AND EXHIBITS


1.   Declaration of Condominium*

2.   Cooperative Documents*

3.   Declaration of Covenants and Restrictions*

4.   Association Articles of Incorporation*

5.   Association Bylaws*

6.   Underlying Lease*

7.   Management Contract and Other Contracts

8.   Estimated Operating Budget and Schedule of Required
     Purchasers' Expenses

9.   Survey and Floor and Plot Plans

10.  Leases of Facilities to be Used Only by Purchasers*

11. Leases of Facilities to be Used by Purchasers and Others*

12.  Form of Timeshare Period Lease for Leasehold Offer*

13.  Declaration of Servitude of Properties*

14.  Statement of Condition

15.  Statement of Termite Inspection

16.  Form Purchase Contract

17.  Executed Purchaser Deposit Escrow Agreement and
     Bond

18.  Rules and Regulations for Use of Accommodations and
     Facilities

19.  Other Documents Creating the Timeshare Plan

20.  Other Contracts or Leases Signed by Purchasers

21.  Executed Agreement for Tax Escrow Payments and
     Bond*

22.  Nondisturbance Agreement

23.  Escrow concerning Sale of Property
















































*Exhibit is Not Applicable

      SINGLE SITE/COMPONENT SITE PUBLIC OFFERING STATEMENT TEXT


TAB #                                                             PAGE
I.                DEFINITIONS AND ABBREVIATIONS. . . . . . . . . . . 1

II.               REQUIRED DISCLOSURES . . . . . . . . . . . . . . . 4

IIA.              DEVELOPER DISCLOSURES. . . . . . . . . . . . . . . 6

III.              PUBLIC OFFERING STATEMENT TEXT . . . . . . . . . . 8

                  1.     The Timeshare Plan. . . . . . . . . . . . . 8

                         a.   The Plan . . . . . . . . . . . . . . . 8

                         b.   Common Expenses and Elements of the
                              Plan . . . . . . . . . . . . . . . . .12

                  2.     Club Membership or Recreational Lease . . .14

                  3.     Term of the Plan. . . . . . . . . . . . . .14

                  4.     Site Entities and Operations, Judgments
                         and Lawsuits. . . . . . . . . . . . . . . .14

                         a.   The Entities . . . . . . . . . . . . .14

                         b.   Judgments and Pending Lawsuits . . . .16

                  5.     Resort/Component Site . . . . . . . . . . .16

                         a.   Accommodations and Facilities and
                              Restrictions On Use. . . . . . . . . .16

                              (1)  Restrictions On Use . . . . . . .18

                              (2)  Lock-out Provisions . . . . . . .21

                         b.   Completion of Construction and
                              Phasing. . . . . . . . . . . . . . . .21

                         c.   Recreational Facilities. . . . . . . .21

                         d.   Financial Arrangements for Promised
                              Improvements . . . . . . . . . . . . .22

                         e.   Utilities. . . . . . . . . . . . . . .23

                         f.   Insurance. . . . . . . . . . . . . . .23


                         g.   Leasing of Units/Sale
                              of Whole Units . . . . . . . . . . . .25

                         h.   Disclosures Regarding
                              Real Property. . . . . . . . . . . . .25

                         i.   Description of Developer
                              Financing. . . . . . . . . . . . . . .25

                         j.   Control of Association . . . . . . . .25

                  6.     Budgets, Dues and Fees. . . . . . . . . . .26

                  7.     Purchase of an Ownership Interest . . . . .27

                         a.   Licensee's Right of
                              Cancellation . . . . . . . . . . . . .27

                         b.   Total Financial Obligation
                              of the Licensee. . . . . . . . . . . .27

                         c.   Status of Title Underlying
                              Resort/Component Site. . . . . . . . .28

                         d.   Restrictions upon Rental
                              or Resale. . . . . . . . . . . . . . .28

                  8.     Exchange Program Opportunities. . . . . . .29

                             EXHIBIT "I"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                    PUBLIC OFFERING STATEMENT TEXT
I.   PUBLIC OFFERING STATEMENT DEFINITIONS AND ABBREVIATIONS

     A. "Act" means Chapter 721, Florida Statutes, as amended prior to the recordation of these covenants, conditions and restrictions.

     B. "Annual Assessment" means the share of funds required for the payment of Common Expenses, which is assessed annually against a Licensee by Charthouse Suites Vacation Ownership, Inc.

     C. "Articles" means the Articles of Incorporation of Charthouse Suites Vacation Ownership, Inc.

     D. "Assigned Unit" means the Unit of a certain category of studio or suite assigned to a Licensee by Developer at the time of conveyance of a Time Share License, which such Licensee shall occupy during the Licensee's "Assigned Unit Week" (as hereinafter defined).

     E.   "Assigned Unit Week" means the Unit Week assigned to a
Licensee by the Developer at the time of conveyance of a Time Share
License.

     F. "Board" means the Board of Directors of Charthouse Suites Vacation Ownership, Inc.

     G.   "By-Laws" means the By-Laws of Charthouse Suites Vacation
Ownership, Inc.

     H. "Common Amenities" means those areas not included as part of the Resort Facility, which are to be used by Licensees of the Resort Facility and other hotel guests. The Common Amenities shall consist of a swimming pool, administrative office and laundry facilities. The Common Amenities may be expanded from time to time at the sole discretion of the Developer in the manner provided for in the Plan. Licensees of the Resort Facility shall not acquire any direct ownership in the Common Amenities; however, the Common Amenities initially provided for by the Developer, as described herein, shall be owned by Charthouse Suites Vacation Ownership, Inc. and be available for reasonable use by Licensees.

     I.   "Common Areas" means those portions of the Resort
Facility which are not included in the Units and specifically excludes any portion of the Common Amenities.

     J. "Common Expenses" means costs incurred in the operation of the Resort Facility, the Common Amenities and Common Areas and includes:

          1. Costs relating to or incurred in the operation, maintenance, repair or replacement of the Units, the Common Areas, and the Common Amenities, including, but not limited to, costs of carrying out the powers and duties of Charthouse Suites Vacation Ownership, Inc., costs of fire and extended coverage insurance; and

          2. Any other expenses designated as "Common Expenses" in accordance with applicable law by Charthouse Suites
     Vacation Ownership, Inc. in its sole discretion or as set forth in the Charthouse Suites Vacation License Plan.

     K. "Developer" means Charthouse Suites Vacation Ownership Inc., a Florida corporation, its grantees, successors and assigns. A "Licensee" (as hereinafter defined) shall not solely, by reason of the purchase of a "Time Share License" (as hereinafter defined), be deemed a grantee, successor or assign of Developer's rights or obligations under the Plan, unless such Licensee acquires the interests for purposes of resale or is specifically so designated as a successor or assign of Developer's rights or obligations in the respective instrument of conveyance or other instruments executed by Developer and further provided, under the Act, there is a rebuttable presumption that an owner who has acquired more than 7 time share periods did not acquire them for his own use or occupancy and would then be deemed a developer. Nothing herein shall be deemed to contradict the definition of Developer in the Act with regard to the sale of time share licenses.

     L. "Division," as used herein, shall be deemed to mean and refer to the Department of Business and Professional Regulation, Bureau of Timeshare.

     M. "License" means a right to occupy a time share unit, terminating on December 31, 2040, which right is neither coupled with a freehold interest nor coupled with an estate for years with a future interest in a time share property, as described in the Plan.

     N. "Licensee" means a person to whom the Developer has conveyed of record a Time Share License, his heirs, successors and assigns.

     O. "Managing Entity" means the person who operates or maintains the Plan pursuant to Section 721.13(1), F.S.

     P. "Plan" or "Vacation License Plan" or "Time Sharing Plan" means the Charthouse Suites Vacation License Plan, as amended from time to time.

     Q. "Resort Facility" means the property described on Exhibit "A", attached to the Charthouse Suites Vacation License Plan, and all improvements thereon (including the Units and the Common Areas and all furniture, furnishings and fixtures therein) and all easements and rights appurtenant thereto intended for use in connection therewith, but shall not include the attached marina, which shall remain the sole and exclusive property of the Developer or its grantees, successors and assigns.

     R. "Rules and Regulations" means the Rules and Regulations of Charthouse Suites Vacation License Plan.

     S. "Service Period" means that period of time designated by Charthouse Suites Vacation License Plan, in its sole discretion, commencing at the end of each Unit Week and ending at the beginning of the next Unit Week or as necessary to be used by Charthouse Suites Vacation Ownership, Inc. to clean, service and maintain a Unit and the Common Areas. The Service Period shall initially run for six (6) hours from 10:00 a.m. until 4:00 p.m.; however, it may be changed by Charthouse Suites Vacation Ownership, Inc., in its sole discretion, provided, however, that the Service Period shall not be less than three (3) hours nor more than seven (7) hours, unless needed for an emergency.

     T. "Special Assessment" means a share of funds required for the payment of Common Expenses or other expenses, which from time to time is assessed against a Licensee in addition to the Annual
Assessment.

     U. "Time Share License" or "Interest" means the ownership of a time share license to occupy a timeshare unit, which is neither coupled with a freehold interest nor coupled with an estate for years, terminating on December 31, 2040.

     V. "Unit" means a part of the Resort Facility which is subject to exclusive possession of a Licensee.

     W. "Unit Week" means a period of use of a Unit, which shall consist of not less than seven (7) days. Unit Weeks are computed as follows:

          Unit Week No. 1 is the Seven (7) Days commencing on the first Friday, Saturday or Sunday in each year.

          Unit Week No. 2 is the Seven (7) Days succeeding.

          Additional Unit Weeks, up to and including Unit Week No. 51, are computed in a like manner.

          Unit Week No. 52 contains the Seven (7) Days succeeding the end of Unit Week No. 51, without regard to the month or year. Unit Weeks run from 12:00 p.m. on the first Sunday of the Unit Week to 12:00 p.m. on the last Saturday of the Unit Week, subject to the service period as defined in Article I (V) hereof. Any excess days not otherwise assigned shall remain the property of the Developer.

II.  REQUIRED DISCLOSURES

     A. THERE IS A LIEN OR LIEN RIGHT AGAINST EACH TIME SHARE PERIOD TO SECURE THE PAYMENT OF ASSESSMENTS OR OTHER EXACTIONS COMING DUE FOR THE USE, MAINTENANCE, UPKEEP OR REPAIR OF THE RECREATIONAL OR COMMONLY USED FACILITIES. A LICENSEE'S FAILURE TO MAKE THESE PAYMENTS MAY RESULT IN CANCELLATION OF THE LICENSE AND CANCELLATION OF THE RIGHT TO USE THE UNIT.

          For a more complete description, please refer to Article V of the Charthouse Suites Vacation License Plan, attached as
Exhibit "A19" to the Public Offering Statement.

     B.   THE DEVELOPER HAS THE RIGHT TO RETAIN CONTROL OF
CHARTHOUSE SUITES VACATION LICENSE PLAN, EVEN AFTER A MAJORITY OF
THE LICENSES HAVE BEEN SOLD.

          For a more complete description of the Developer's right of control, please refer to Article III of the Charthouse Suites
Vacation License Plan, attached as Exhibit "A19" to the Public
Offering Statement.

     C.   THE PURCHASE OF A TIME SHARE SHOULD BE BASED UPON ITS
VALUE AS A VACATION EXPERIENCE OR FOR SPENDING LEISURE TIME, AND
NOT CONSIDERED FOR PURPOSES OF ACQUIRING AN APPRECIATING
INVESTMENT, OR WITH AN EXPECTATION THAT THE TIME SHARE MAY BE
RESOLD.

     D. YOU MAY CANCEL THE PURCHASE AGREEMENT WITHOUT ANY PENALTY OR OBLIGATION WITHIN TEN (10) DAYS FROM THE DATE YOU SIGN THE
CONTRACT, AND UNTIL TEN (10) DAYS AFTER YOU RECEIVE THIS PUBLIC
OFFERING STATEMENT, WHICHEVER IS LATER.

     E. IF YOU DECIDE TO CANCEL THE CONTRACT IN THE ALLOWED CANCELLATION PERIOD, YOU MUST NOTIFY THE DEVELOPER IN WRITING OF YOUR INTENT TO CANCEL. YOUR NOTICE OF CANCELLATION SHALL BE EFFECTIVE UPON THE DATE SENT AND SHALL BE SENT TO CHARTHOUSE SUITES VACATION OWNERSHIP, INC., 250 PATRICK BLVD., BROOKFIELD, WI 53045. ANY ATTEMPT TO OBTAIN A WAIVER OF YOUR CANCELLATION RIGHTS IS UNLAWFUL. WHILE YOU MAY EXECUTE ALL CLOSING DOCUMENTS IN ADVANCE, THE CLOSING, BEFORE EXPIRATION OF YOUR TEN (10) DAY CANCELLATION PERIOD, IS PROHIBITED.

     F.   PURSUANT TO THE ACT, YOU MAY ALSO CANCEL THE TIME SHARE
AT ANY TIME AFTER THE ACCOMMODATIONS OR FACILITIES ARE NO LONGER
AVAILABLE, AS PROVIDED IN THE PLAN AND THE PUBLIC OFFERING
STATEMENT.

     G. ANY RESALE OF THIS TIME SHARE LICENSE MUST BE ACCOMPANIED BY CERTAIN DISCLOSURES IN ACCORDANCE WITH SECTION 721.065, FLORIDA STATUTES.

     H. THIS PUBLIC OFFERING STATEMENT CONTAINS IMPORTANT MATTERS TO BE CONSIDERED IN ACQUIRING A TIME SHARE. THE STATEMENTS CONTAINED HEREIN ARE ONLY SUMMARY IN NATURE. A PROSPECTIVE PURCHASER SHOULD REFER TO ALL REFERENCES, EXHIBITS HERETO, THE PLAN AND SALES MATERIALS. YOU SHOULD NOT RELY UPON ORAL REPRESENTATIONS AS BEING CORRECT. REFER TO THIS DOCUMENT AND ACCOMPANYING EXHIBITS FOR CORRECT REPRESENTATIONS. THE SELLER IS PROHIBITED FROM MAKING ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE CONTRACT AND THIS PUBLIC OFFERING STATEMENT.




IIA. DEVELOPER'S DISCLOSURES

     THE ACT INCLUDES A RIGHT TO CANCEL IF THE ACCOMMODATIONS OR FACILITIES ARE NO LONGER AVAILABLE. THE PLAN CONTEMPLATES THAT UNITS MAY NOT BE AVAILABLE FROM TIME TO TIME IN ORDER TO MAINTAIN, REPAIR OR UPDATE THE UNITS. IN ACCORDANCE WITH THE PLAN AND SUCH EVENT, AND ON AN INTERIM BASIS TIME TO TIME, CHARTHOUSE SUITES VACATION OWNERSHIP, INC. WILL OBTAIN, AT ITS OWN EXPENSE, EQUIVALENT ACCOMMODATIONS FOR A PURCHASER.

     THE PLAN PROVIDES THAT THE DEVELOPER MAY CANCEL, IN ITS SOLE DISCRETION, THE TIME SHARE IN THE EVENT THAT LESS THAN 76 INTERESTS (OF ANY CLASS) ARE SOLD BY THE DEVELOPER BEFORE OCTOBER 30, 1998. THE DEVELOPER REFERS TO THE TEXT OF PUBLIC OFFERING STATEMENT AND THE PLAN FOR DETAILS.

     PURCHASERS SHOULD ALSO UNDERSTAND, HOWEVER, THAT SINCE THERE CAN BE NO ASSURANCE AS TO THE FEDERAL INCOME TAX TREATMENT, AS WELL AS THE FACT THAT ACTUAL TAX RESULTS WILL DEPEND UPON A PURCHASER'S PARTICULAR CIRCUMSTANCES (INCLUDING, AMONG OTHER FACTORS, WHETHER OR NOT THE PURCHASER ITEMIZES DEDUCTIONS ON THE PURCHASER'S FEDERAL INCOME TAX RETURN OR WHETHER THE PURCHASER ALREADY OWNS AN EXISTING VACATION HOME), CHARTHOUSE MAKES NO REPRESENTATIONS AS TO THE INCOME TAX CONSEQUENCES OF THE PURCHASE, USE OR EXCHANGE OF ANY INTEREST AND RELATED RIGHTS AND APPURTENANCES OR AS TO THE DEDUCTIBILITY OF RELATED EXPENSES SUCH AS INTEREST, TAXES AND DEPRECIATION. EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THESE ISSUES. AN INTEREST SHOULD NOT BE PURCHASED IN RELIANCE UPON ANY PARTICULAR KIND OF TAX CONSEQUENCES.

     EXCEPT FOR THOSE WARRANTIES REQUIRED BY CHAPTER 714, FLORIDA STATUTES, CHARTHOUSE MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND CHARTHOUSE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE CONSTRUCTION OF THE UNITS AND THE COMMON ELEMENTS AND WITH RESPECT TO THE PERSONAL PROPERTY LOCATED WITHIN THE UNITS OR ON THE PROPERTY, AND THE INTEREST HOLDERS ASSUME ALL RISK AND LIABILITY RESULTING FROM THE USE OF THIS PROPERTY.

     This Summary does not purport to be a complete description of the Charthouse Suites Vacation License Plan and the Interests and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Public Offering Statement and the Annexes and Exhibits thereto. Capitalized terms used, but not defined in this Summary, are defined elsewhere in this Public Offering Statement. Prospective purchasers are urged to read and evaluate this Public Offering Statement and the Annexes and Exhibits in their entirety in order to weigh fully the merits and risks of a purchase of the Interests.

     Pursuant to Section 721.05(27)(a) under Florida law a person who acquires more than seven Unit Weeks may be considered a developer and there is a rebuttable presumption that a person who has acquired such may be deemed a Developer. Pursuant to Section 721.05(27)(c) a person who sells his entire Interest in a single transaction, in other words all vacation Interests, is not a developer. If a person intends to sell partial Interests (i.e. Unit Weeks), they will need to consider their obligations under Florida law, including an obligation to register as a developer in order to sell partial Unit Weeks. Registering as a developer involves completing forms, paying a fee, and, among other things agreeing to follow rules governing advertising and licensing of sellers.


III. PUBLIC OFFERING STATEMENT TEXT

     This Summary does not purport to be a complete description of the Charthouse Suites Vacation License Plan and the Interests and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Public Offering Statement and the Annexes and Exhibits thereto. Capitalized terms used, but not defined in this Summary, are defined elsewhere in this Public Offering Statement. Prospective purchasers are urged to read and evaluate this Public Offering Statement and the Annexes and Exhibits in their entirety in order to weigh fully the merits and risks of a purchase of the Interests.

     Charthouse Suites Vacation Ownership, Inc., a Florida corporation (the "Company" or "Charthouse"), hereby offers Class A Interests, Class B Interests, Class C Interests, Class D Interests, Class E Interests and Class F Interests (collectively, hereafter, the "Interests") for sale to purchasers. The purchaser of an Interest (a "Licensee") will have the right to use for two specific and consecutive weeks of every Spring, Summer, Fall and Winter Season until December 31, 2040, a studio or suite of a certain category in the Chart House Suites hotel located in Clearwater Beach, Florida. The Licensee will have the flexibility to use one or more of the eight unit weeks each year, place one or more unit weeks in the Charthouse rental pool and receive net earnings arising from renting studios and suites, if any, or join RCI Exchange Program and utilize the RCI Exchange Program to exchange vacation weeks at the Chart House Suites hotel for vacation weeks at approximately 2,000 RCI affiliated resorts located around the world.

     1.   THE TIME SHARE PLAN

          a.   The Plan

          The name of the Time Share Plan is Charthouse Suites Vacation License Plan, and all accommodations and facilities are located at 850 Bayway Blvd., Clearwater Beach, Florida. The Resort Facility is owned in fee simple by the Developer, without any outstanding mortgages, except for an unrecorded obligation to Decade Properties, Inc., a related party. The deed is held in escrow by the Developer's law firm. The Developer has been formed to facilitate the sale of Interests to use the Resort Facility.
The Resort Facility or Common Amenities does not include the marina on the Resort Facility.

          The property upon which the accommodations and facilities are located is divided into two (2) categories as follows:

               1. Resort Facility: The overall project consists of twenty-five (25) Units contained in one (1) building. The Resort Facility also includes use of all furniture, furnishings and fixtures therein. All Units are located upon the Resort Facility.

               2. Common Amenities: There shall be certain Common Amenities available for use by Licensees in connection with the Resort Facility. The Common Amenities are those areas not included as part of the Resort Facility, which are to be used by Licensees of the Resort Facility and Licensees, including the Developer, its successors and assigns. The Common Amenities shall be located on the property and are described in the Charthouse Suites Vacation License Plan, but do not include the marina.

          The Developer shall convey to each Licensee by License the ownership of a time share license, which is neither coupled with a freehold interest nor coupled with an estate for years, terminating on December 31, 2040, entitling the Licensee to occupancy of an Assigned Unit during an Assigned Week, as set forth in the Plan.

          The Developer shall enter into a License with each Licensee, whereby such Licensee is granted the contractual right to participate in the Charthouse rental pool and, upon request, occupy a particular category of suite for eight unit weeks each calendar year (two weeks in each season) terminating on December 31, 2040. Winter is Weeks 46-52 and 1-6, Spring is Weeks 7-19, Summer is Weeks 20-32 and Fall is Weeks 33-45. The Developer and/or Managing Entity shall establish the annual Schedule, in its sole discretion, whose decision as to the Weeks assigned to a Licensee each calendar year shall be final. The particular Unit to which the Licensee's Weeks shall be applicable shall be assigned by the Developer and/or the Managing Entity in the category of the Class of Interest purchased by the Licensee. The category of studio or suite that may be used by a Licensee shall be determined by the Class of Interest purchased by the Licensee.

     Pursuant to Section 721.05(27)(a) under Florida law a person who acquires more than seven Unit Weeks may be considered a developer and there is a rebuttable presumption that a person who has acquired such may be deemed a Developer. Pursuant to Section 721.05(27)(c) a person who sells his entire Interest in a single transaction, in other words all vacation Interests, is not a developer. If a person intends to sell partial Interests (i.e. Unit Weeks), they will need to consider their obligations under Florida law, including an obligation to register as a developer in order to sell partial Unit Weeks. Registering as a developer involves completing forms, paying a fee, and, among other things agreeing to follow rules governing advertising and licensing of sellers.

     The Classes of Interests are as follows:



Class A Interests--Standard        The ownership of A Interests
Studio:                            allows the Licensee use of a
                                   standard studio with 2 queen-
                                   sized beds overlooking the
                                   marina and Clearwater Bay, for
                                   two weeks in each season until
                                   December 31, 2040.  Units 201,
                                   202, 301, 302, 401 and 402 in
                                   Chart House Suites hotel are
                                   the studios applicable to the
                                   Class A Interests.  The
                                   studios have approximately 364
                                   square feet.







Class B Interest--King Bed         The ownership of B Interests
Studio:                            allows the Licensee use of a
                                   studio with 1 king-sized bed
                                   overlooking the marina and
                                   Clearwater Bay, for two weeks
                                   in each season until
                                   December 31, 2040.  Units 103,
                                   104, 105 and 106 in Chart
                                   House Suites hotel are the
                                   studios applicable to the
                                   Class B Interests.  The
                                   studios have approximately 360
                                   square feet.




Class C Interests--Large           The ownership of C Interests
Studio:                            allows the Licensee use of a
                                   large studio with 2 queen-
                                   sized beds overlooking
                                   Clearwater Bay, the marina or
                                   southern exposure, for two
                                   weeks in each season until
                                   December 31, 2040.  Units 101,
                                   102, 206, 207, 305 and 306 in
                                   Chart House Suites hotel are
                                   the studios applicable to the
                                   Class C Interests.  The
                                   studios have approximately
                                   between 430 and 436 square
                                   feet.


Class D Interests -- 1 Bedroom     The ownership of D Interests
Suite:                             allows the Licensee use of a
                                   one-bedroom suite overlooking
                                   the marina, Clearwater Bay,
                                   the swimming pool or southern
                                   exposure for two weeks in each
                                   season until December 31,
                                   2040.  Units 204, 303, 304,
                                   307, 403 and 404 in Chart
                                   House Suites hotel are the
                                   suites applicable to the Class
                                   D Interests.  The suites have
                                   approximately between 638 and
                                   869 square feet.

Class E Interests --1 Bedroom      The ownership of E Interests
Suite (with lanai):                allows the Licensee use of a
                                   one-bedroom suite with lanai
                                   with a view of Clearwater Bay,
                                   for two weeks in each season
                                   until December 31, 2040.
                                   Units 203 and 205 in Chart
                                   House Suites hotel are the
                                   suites applicable to the Class
                                   E Interests. The suites have
                                   approximately between 815 and
                                   982 square feet.

Class F Interest -- Penthouse:     The ownership of F Interests
                                   allows the Licensee use of a
                                   two-bedroom penthouse suite,
                                   with a fully equipped kitchen,
                                   living room, den, dining room,
                                   two full baths (one with a
                                   jacuzzi) and a large private
                                   balcony overlooking Clearwater
                                   Bay, for two weeks in each
                                   season until December 31,
                                   2040.  Unit 405 in Chart House
                                   Suites hotel is the suite
                                   applicable to the Class F
                                   Interest.  The suite has
                                   approximately 1,875 square
                                   feet.

The remainder interest shall be vested in the Developer. A Licensee may be the Licensee of more than one (1) License or more than one (1) Interest. The Licensee shall be entitled to the exclusive use of a Unit in the Class of Interest purchased, the specific Unit to be designated by the Managing Entity, which use shall only be during the Assigned Unit Weeks and to no other Unit or during any other Unit Weeks. Except for the holder of F Interests, a Licensee should expect to occupy different suites available within the Class of Interest purchased for each of the Licensee's Unit Weeks. During the Assigned Unit Weeks, the Licensee shall also have the right to the non-exclusive reasonable use of the Common Areas of the Resort Facility. A Licensee shall not have the right to the use of the Resort Facility, except during such Licensee's Assigned Unit Weeks.

          Title to the Resort Facility, and the Common Amenities, will, at all times, be vested in the Developer, its successors, grantees and assigns. A Licensee may be the Licensee of more than one time share license. The grant of a License by the Developer of a time share license shall designate a Unit, which the Licensee shall occupy, and a Unit Week during which the Licensee shall occupy his Unit. The Unit and Unit Week, which is designated for use by a particular Licensee, shall be such Licensee's Assigned Unit and Assigned Unit Week. Such Assigned Unit and Assigned Unit Week shall be selected by the Developer. The Licensee shall be entitled to exclusive use of the Assigned Unit, during the Assigned Unit Week and to none other, and to the nonexclusive reasonable use of the Common Amenities in accordance with the Plan. The Licensee of a time share license shall not have any right to use any portion of the property not specifically designated for use by Licensees of time share licenses, including, but not limited to, the marina.

          It is to be specifically noted that the Common Amenities are not included as part of the Resort Facility, and no Licensee shall acquire any ownership interest therein or in the marina.

          CHARTHOUSE SUITES VACATION OWNERSHIP, INC. is the governing body for the operation of the Resort Facility and Common Amenities. Charthouse Suites Vacation Ownership, Inc. shall have the obligation to maintain, manage, repair and replace the Common Amenities, and such costs will be Common Expenses. The legal description of the Common Amenities may be amended by the Developer, provided that such an amendment shall not affect the legal description of the Resort Facility or any Member Resort Facility.

          The Developer does not plan to develop adjacent properties as a Resort Facility.

          For a more complete description of the Plan, please refer to Exhibit "A19", attached to this Public Offering Statement.

          b.   Common Expenses and Elements of the Plan

          The assessment of Common Expenses for management and maintenance of the Resort Facility is apportioned in accordance with Article IV of the Charthouse Suites Vacation License Plan.

          Under the Plan, the Managing Entity shall assess each Licensee in the Resort Facility its share of the Common Expenses, which share shall be assessed annually as an Annual Assessment, and the Managing Entity shall collect said sums. The Assessment shall be determined as follows: Each Licensee shall be responsible for a proportionate share of the Common Expenses attributable to the Unit Weeks, which are licensed to the Licensee. It is understood that the total Common Expenses shall be allocated to the respective Classes of Interests as follows:

                                                      Total
                                                  Per Interest
                         Total of Category        (8 Unit Weeks)

     Class A Interest    -    19.6045%                .5027%
     Class B Interest    -    13.0696%                .5027%
     Class C Interest    -    21.1522%                .5424%
     Class D Interest    -    29.4067%                .7540%
     Class E Interest    -    10.4901%                .8069%
     Class F Interest    -     6.2769%                .9657%
     Total                        100%

Each License shall be responsible for a uniform portion of the Common Expenses allocated to the Class of Interest under such License, with the numerator being the number of Assigned Unit Weeks licensed to the Licensee and the denominator being the total number of Unit Weeks included in that particular class. Such amount shall be paid monthly before use of the Unit Week, as provided by the Managing Entity.

     For the period through and including December 31, 1998, the Developer guarantees that the Annual Assessment per Unit Week shall not exceed the amounts per Class of Interest, as set forth below:

Class A   -    $190.00
Class B   -    $190.00
Class C   -    $205.00
Class D   -    $285.00
Class E   -    $305.00
Class F   -    $365.00

     Thereafter, such Annual Assessment shall not increase annually by more than 10% per annum determined on a compounded basis (except for the portion of the assessment relating to real estate taxes and insurance) without the affirmative vote of a majority in interest of the total Unit Weeks. An Advisory Committee, as described below, may be consulted for advice regarding certain management decisions relevant to establishing the Annual Assessment. The Licensee shall not have the right to use of a studio or suite during such Licensee's assigned Unit Weeks if the Licensee is not current in the payment of Annual Assessments due by the Licensee, as determined by the Managing Entity. If the Licensee participates in an Exchange Program, then, prior to any transfer of a Unit Week to which the Licensee is entitled, all assessments, which will be applicable for all periods prior to and including the Unit Week(s) to be transferred, shall be due and must be paid in full prior to any transfer. Any transfer without such assessments being paid in full shall be void, and neither the Managing Entity nor the Developer shall be bound to honor the transfer.

     For a more complete description of the manner in which the undivided interest of each Licensee has been determined and the apportionment of Common Expenses, please refer to Articles II, IV and VII of the Charthouse Suites Vacation License Plan, attached as Exhibit "A19" to this Public Offering Statement.

     As set forth in the Plan, Common Expenses include indemnification for the Developer against any and all claims, suits, actions, damages and/or causes of action arising from any personal injury, loss of life and/or damage to property sustained on the Resort Facility and from and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim, the investigation thereof or the defense of any action or proceeding brought thereon and from and against any orders, judgments and/or decrees which may be entered thereon. Included in the foregoing provisions of indemnification is any expense that the Developer may be compelled to incur in bringing suit for the purpose of enforcing rights hereunder or for the purpose of compelling the specific enforcement of the provisions, conditions and covenants to be kept and performed by the Licensees.

     2.   CLUB MEMBERSHIP OR RECREATIONAL LEASE, AS APPLICABLE

     THERE IS A LIEN OR LIEN RIGHT AGAINST EACH TIME SHARE PERIOD TO SECURE THE PAYMENT OF ASSESSMENTS OR OTHER EXACTIONS COMING DUE FOR THE USE, MAINTENANCE, UPKEEP OR REPAIR OF THE RECREATIONAL OR COMMONLY USED FACILITIES. A LICENSEE'S FAILURE TO MAKE THESE PAYMENTS MAY RESULT IN CANCELLATION OF THE LICENSE AND CANCELLATION OF THE RIGHT TO USE THE UNIT.

     The Common Amenities are available pursuant to the Plan, and, specifically, there are no other recreational leases or club memberships associated with this Charthouse Suites Vacation License Plan, nor is there any person, firm or entity, other than Charthouse Suites Vacation Ownership, Inc. (for maintenance purposes), reserving the right to collect any fee or other payment for use of the facilities.

     3.   TERM OF THE PLAN

     The interests being conveyed in the Resort Facility shall be a Time Share License terminating on December 31, 2040. Notwithstanding any provision to the contrary, in the event that less than 76 Interests are sold by the Developer by October 31, 1998, the Developer or Charthouse Suites Vacation Ownership, Inc. has the right to reacquire the Interests sold by refunding to the Licensees the purchase price paid by the Licensee less any and all income earned by such Licensee in connection with the ownership of the Interest or rentals earned for the assigned Unit Weeks less benefits for use of the suite. The Plan provides for assumed benefits. The Licensees shall not be entitled to a refund of any maintenance fees paid. Upon such reacquisition, this Plan and the License Agreements shall be null and void.

     In the event of the termination of this Plan, the Resort
Facility shall be deemed removed from the provisions of the Act, and all Licenses will be deemed canceled, with all Licensees relinquishing any and all rights under the Plan.

     The Interests being conveyed in the Resort Facility shall be a Time Share License, terminating on December 31, 2040.

     4.   SITE ENTITIES AND OPERATIONS, JUDGMENTS AND LAWSUITS

          a.   The Entities

          The rights and obligations inherent in the management of the Resort Facility is vested in CHARTHOUSE SUITES VACATION OWNERSHIP, INC., a Florida corporation, organized pursuant to the provisions of Florida Statutes. The address for Charthouse Suites Vacation Ownership, Inc. is 250 Patrick Blvd., Brookfield, WI 53045. Charthouse Suites Vacation Ownership, Inc. is responsible for the maintenance and operation of Charthouse Suites Vacation License Plan. Charthouse Suites Vacation Ownership, Inc. is also responsible for the operation, management and maintenance of the Common Amenities. A holder of an Interest does not have a right to change the managing entity, which shall be solely selected by Charthouse Suites Vacation Ownership, Inc.

          The Charthouse Suites Vacation License Plan provides that Charthouse Suites Vacation Ownership, Inc. may enter into a Management Agreement with a management company in order to confer on another management entity, responsibility for management and operation of the Resort Facility, Common Amenities and/or any Member Resort Facility.

          Charthouse Suites Vacation Ownership, Inc. has entered into a Management Agreement with DECADE PROPERTIES, INC., a Wisconsin corporation, whose address is 250 Patrick Blvd., Brookfield, WI 53045. A copy of the Property Management Agreement is attached to this Public Offering Statement as Exhibit "A7". The Management Agreement shall commence on the date the Non-Disturbance and Notice to Creditors is recorded and shall continue for a period of 43 years.

          The duties of Decade Properties, Inc. shall include, but are not limited to:

               a.   Management and maintenance of all
                    accommodations and facilities;

               b.   Collection of all assessments for Common
                    Expenses;

               c.   Providing each year to all Licensees an
                    itemized Annual Budget, which shall include all receipts and expenditures of Common
                    Expenses;

               d.   Maintenance of all books and records
                    concerning the Charthouse Suites Vacation
                    License Plan on the premises of the
                    accommodations or facilities of the Plan and making all such books and records reasonably available for inspection by any Licensee;

               e. Arranging for an annual independent audit of all the books and financial records of the Charthouse Suites Vacation License Plan by a certified public accountant in accordance with generally accepted auditing standards, as defined by the rules of the Board of Accountancy of the Department of Business and Professional Regulation; and

               f.   Making available for inspection, by the
                    Division, any books and records of the
                    Charthouse Suites Vacation License Plan upon the request of the Division.

          The compensation payable to the managing entity by Licensees in Charthouse Suites Vacation Interests shall be equal to $2,500 per month (or $30,000 annually) plus reimbursement of all expenses and out of pocket costs incurred by providing services. Increases in compensation may take place annually, pursuant to agreement in writing between Charthouse Suites Vacation Ownership, Inc. and the managing entity, which is based on increases in the CPI index.

          A purchaser has no right to cancel any service, maintenance or recreational contract or lease.

          The Developer reserves the right, in its sole discretion, to create an owners association or a separate Condominium, Homeowners or other similar Association to manage the Resort. In such case, the Resort Facility shall be operated and managed by the newly created association.

          The name of the Developer is CHARTHOUSE SUITES VACATION
OWNERSHIP, INC., 250 Patrick Blvd., Brookfield, WI 53045. This is the first time share development for Charthouse Suites Vacation
Ownership, Inc. or its affiliates.

          The Chief Executive and Operating Officer for the
Developer is Jeffrey Keierleber. Mr. Keierleber is responsible for overall operations, management and control of the development. Mr. Keierleber has had extensive experience in the real estate industry, including both development and marketing, but has no experience in creating or selling time shares.

          b.   Judgments and Pending Lawsuits

          There are no judgments or pending suits against the Developer, Charthouse Suites Vacation Ownership, Inc., or the
Managing Entity which are material to the Charthouse Suites
Vacation License Plan.

     5.   RESORT/COMPONENT SITE

          a. Accommodations and Facilities and Restrictions on Use

          As previously indicated, the Resort Facility consists of one (1) building, containing a total of twenty-five (25) hotel rooms ("Units"). Each Interest has the right to eight (8) Unit Weeks. With respect to the Resort Facility, there shall be a total of one hundred fifty (150) Interests (or 1300 timeshare periods, i.e., 52 weeks times 25 Units). This offering is limited to time share licenses in the Resort Facility.

          The Developer shall enter into a License with each Licensee, whereby such Licensee is granted the right to participate in the rental arrangement or occupy a particular category of suite for eight weeks each calendar year (two weeks in each season) terminating on December 31, 2040. Winter is Weeks 46-52 and 1-6, Spring is Weeks 7-19, Summer is Weeks 20-32 and Fall is Weeks 33-
45. The Developer and/or Managing Entity shall establish the annual Schedule, in its sole discretion, whose decision as to the Weeks assigned to a Licensee each calendar year shall be final.
The particular Unit to which the Licensee's Weeks shall be applicable shall be assigned by the Developer and/or the Managing Entity in the category of the Class of Interest purchased by the Licensee. The category of suite that may be used by a Licensee shall be determined by the Class of Interest purchased by the Licensee. The Classes of Interests are as follows:

Class A Interests--      The ownership of A Interests allows the
Standard Studio:         Licensee use of a standard studio with 2
                         queen-sized beds overlooking the marina
                         and Clearwater Bay, for two weeks in each season until December 31, 2040. Units
                         201, 202, 301, 302, 401 and 402 in Chart
                         House Suites hotel are the studios
                         applicable to the Class A Interests.

Class B Interest--       The ownership of B Interests allows the
King Sized Bed           Licensee use of a spacious king studio
Studio:                  with 1 king-sized bed overlooking the
                         marina and Clearwater Bay, for two weeks in each season until December 31, 2040.
                         Units 103, 104, 105 and 106 in Chart
                         House Suites hotel are the studios
                         applicable to the Class B Interests.

Class C Interests--      The ownership of C Interests allows the
Large Studio:            Licensee use of a large studio with 2
                         queen-sized beds overlooking Clearwater
                         Bay, the marina or southern exposure, for two weeks in each season until December 31, 2040. Units 101, 102, 206,
                         207, 305 and 306 in Chart House Suites
                         hotel are the studios applicable to the
                         Class C Interests.

Class D Interests--1     The ownership of D Interests allows the
Bedroom Suite:           Licensee use of a one-bedroom suite
                         overlooking the marina, Clearwater Bay,
                         the swimming pool or southern exposure
                         for two weeks in each season until
                         December 31, 2040.  Units 204, 303, 304,
                         307, 403 and 404 in Chart House Suites
                         hotel are the suites applicable to the
                         Class D Interests.

Class E Interests--      The ownership of E Interests allows the
1 Bedroom Suite          Licensee use of a one-bedroom suite, with
(with lanai):            lanai, with a view of Clearwater Bay, for
                         two weeks in each season until
                         December 31, 2040.  Units 203 and 205 in
                         Chart House Suites hotel are the suites
                         applicable to the Class E Interests.

Class F Interest--       The ownership of F Interests allows the
Penthouse:               Licensee use of a two-bedroom penthouse
                         suite, with a fully equipped kitchen,
                         living room, den, dining room, two full
                         baths (one with a jacuzzi) and a large
                         private balcony overlooking Clearwater
                         Bay, for two weeks in each season until
                         December 31, 2040.  Unit 405 in Chart
                         House Suites hotel is the suite
                         applicable to the Class F Interest.

               1.   Restrictions on Use

               Licensees may be denied access to their Units upon failure to pay for the Interests or for assessments (annual or special, if any), in accordance with the provisions of Section
721.13(6)(a), Florida Statutes.


                         1.   The Units shall be transient resort
occupancy only. No trade, business, profession or other type of commercial activity may be conducted in any Unit, except for any Units which are used by Developer for models, sales offices, construction offices, storage or related uses. Each Licensee shall have the exclusive right to use and occupy his Assigned Unit during the Assigned Unit Week assigned to such Licensee, subject to the provisions of the Plan.

                         2.   Presently, a Licensee may not keep a
pet in his Unit, nor shall a Licensee keep any other animals, livestock or poultry in his Unit, nor may any of the same be raised, bred or kept upon the Common Areas or any portion of the Resort Facility. Charthouse Suites Vacation Ownership, Inc. shall have the authority, in the future, to adopt rules and regulations permitting the keeping of pets.

                         3.   A Licensee shall not permit or suffer
anything to be done or kept in its Unit, which will increase the insurance rates on its Unit or the Common Areas, which will obstruct or interfere with the rights of other Licensees or Charthouse Suites Vacation Ownership, Inc. or the Managing Entity.

                         4.   No Licensee shall annoy other
Licensees by unreasonable noises or otherwise, and no Licensee shall commit or permit to be committed any nuisance or immoral or illegal act in its Unit or on the Common Areas.

                         5.   In the event of damage to or
destruction of any Unit, the furnishings of any Unit or the Common Area caused by a Licensee or the family members, guests, invitees, lessees or licensees of a Licensee, such Licensee shall be liable for the cost of necessary repairs and reconstruction to restore the Unit, furnishings and/or Common Area to its original condition.

                         6.   No Licensee (with the exception of
Developer, for so long as Developer is a Licensee) shall display any sign, advertisement or notice of any type on the exterior of its Unit, the Common Areas or at any window or other part of its Unit or on any personal property located therein; no Licensee shall erect any exterior antennae or aerials upon its Unit or the Common Areas; and, no Licensee shall cause anything to project out of any window, door, porch or balcony, except as may be approved in writing by Charthouse Suites Vacation Ownership, Inc. (except as installed as of the date the Plan is recorded or except as thereafter installed by Developer).

                         7.   A Licensee (excluding Developer, for
so long as Developer is a Licensee) shall not be permitted to keep any boat, trailer, truck, camper or van in excess of twenty (20) feet long, recreational vehicle or other vehicle which is not a private passenger car on any portion of the Resort Facility, and any such vehicle shall be removed at the expense of the Licensee responsible therefor. The use of parking spaces may be further regulated and limited by the Rules and Regulations promulgated by Charthouse Suites Vacation Ownership, Inc.

                         8.   No clothesline or other similar
device shall be allowed on any portion of the Resort Facility, and no clothes, sheets, blankets, laundry, rugs or any kind of article shall be dried, aired, beaten or dusted by extending same from the windows, doors, porches or balconies of a Unit.

                         9.   Each Licensee shall keep its Unit in
a good state of preservation and cleanliness and shall not sweep or throw or permit to be swept or thrown therefrom or from the doors, windows, porch or balcony thereof any dirt or other substances.

                         10.  Waterclosets and other water
apparatus on the Resort Facility shall not be used for any purposes other than those for which they were constructed. A Licensee shall pay for any damage to a Unit, its contents and/or the Common Areas because of the misuse of waterclosets or other apparatus in its Unit. Liability for any damage to a Unit caused by the moving or carrying of any article on the Resort Facility shall be borne by the Licensee responsible for the presence of such article. A Licensee shall be liable for the expense of any maintenance, repair or replacement of any real or personal property rendered necessary by his act, neglect or carelessness, or by that of any member of his family, or his or their guests, employees, agents, licensees or lessees. Such liability shall include any increase in fire insurance rates occasioned by use, misuse, occupancy or abandonment of a Unit or the Common Areas and shall also include the cost of repairing broken windows. A Licensee shall also be liable for any personal injuries caused by his negligent acts or those of any member of his family, or his or their guests, employees, agents, licensees or lessees. Nothing herein contained, however, shall be construed so as to modify any waiver by insurance companies of rights of subrogation.

                         11.  No Licensee shall use or permit to be
brought into any Unit, porch or balcony any inflammable oils or fluids such as gasoline, kerosene, naphtha, benzine or other explosives or articles deemed extra hazardous to life, limb or property.

                         12.  Charthouse Suites Vacation Ownership,
Inc. will retain a passkey to each Unit. No Licensee shall alter any lock or install a new lock on any door leading into its Unit without the prior written consent of Charthouse Suites Vacation Ownership, Inc. If such consent is given, the Licensee shall provide Charthouse Suites Vacation Ownership, Inc. with a key for the use of Charthouse Suites Vacation Ownership, Inc. In the event Charthouse Suites Vacation Ownership, Inc. is not provided with a key to the Unit, the Licensee shall pay the cost incurred by Charthouse Suites Vacation Ownership, Inc. in gaining entrance to its Unit.

                         13.  No Licensee shall cook or barbecue on
any porch or balcony. Only lawn furniture is permitted on porches and balconies. The hanging of articles of any type on the porch or balcony railings is not permitted.

                         14.  A Licensee may not make or cause to
be made any structural modifications to its Unit (except those modifications which exist as of the date the Plan is recorded or as made by Developer) without Charthouse Suites Vacation Ownership, Inc.'s prior written consent, which consent may be withheld for any reason.

                         15.  There are no restrictions prohibiting
children in the Resort Facility or the Common Amenities; however, parents shall be required to supervise children at all times.

                    Private Use: The Units and the Common Areas are not for the use and enjoyment of the public, but are expressly reserved for the reasonable private use and reasonable enjoyment of the Developer, Charthouse Suites Vacation Ownership, Inc., the Managing Entity, the Licensees, guests, invitees and lessees in accordance with the Plan.

                    Rules and Regulations:  Charthouse Suites
Vacation Ownership, Inc. shall impose rules and regulations regulating the use and enjoyment of the Units and the Common Areas. The rules and regulations so promulgated shall, in all respects, be consistent with the use covenants set forth in the Charthouse Suites Vacation License Plan and with the architectural and beautification concept presently existing. Charthouse Suites Vacation Ownership, Inc. may modify, alter, amend and rescind such rules and regulations, provided such modifications, alterations, amendments and rescissions are consistent with the use covenants set forth herein.

               A copy of the initial Rules and Regulations adopted by Charthouse Suites Vacation Ownership, Inc. is attached hereto as Exhibit "A18" to this Public Offering Statement.

          2.   Lockout Provisions

          Under the Plan, the Developer has the ability to lock out persons who stay past the appropriate time threshold as set forth in the Rules and Regulations or who have not paid the annual dues or special assessments. The Developer has the ability to cancel Interests under the Charthouse Suites Vacation License Plan for the late payment of Interest payments.

          b.   Completion of Construction and Phasing

          The construction, finishing and equipping of the Resort Facility and Common Amenities is complete. It is not the present intent of the Developer to develop additional properties, which are located either adjacent to or contiguous with the Resort Facility and/or the Common Amenities, as shown on Exhibit "A9".

          c.   Recreational Facilities

          Those portions of the property designated as Common Amenities are not included as part of the Resort Facility; however, they are to be used and occupied on a mutual and non-exclusive basis by Licensees in the Resort Facility. The Developer may, but is not obligated to, provide additional facilities not described. No Licensee shall acquire any exclusive possessory interest in the Common Amenities. All Common Amenities shall be managed by Charthouse Suites Vacation Ownership, Inc.

          The following is a description of the recreational and other commonly used facilities referred to above:

               1.   Swimming Pool

                    (a) Location: As shown on the Plot Plan, as set forth on Exhibit "A9" to the Public
                         Offering Statement
                    (b)  Approximate size:  546 sq. ft.
                    (c)  Approximate depth:  3-5 feet
                    (d)  Maximum capacity:  20 persons
                    (e)  The swimming pool is heated.

               2.   Administrative Office

                    (a) Location: As shown on the Plot Plan, as set forth on Exhibit "A9" to the Public
                         Offering Statement
                    (b)  Approximate size:  1325 sq. ft.
                    (c)  Maximum capacity:  3 persons


               3.   Laundry Room

                    (a) Location: As shown on the Plot Plan, as set forth on Exhibit "A9" to the Public
                         Offering Statement
                    (b)  Approximate size:  170 sq. ft.
                    (c)  Maximum capacity:  3 persons

          There are no facilities which are not built.

          As previously indicated, the Common Amenities are not included as part of the Resort Facility, and no Licensee shall acquire any ownership interest therein. Title to the Common Amenities is vested in the Developer. The use rights of a Licensee in the Common Amenities shall terminate on December 31, 2040. For a more complete description of the terms of such ownership, control and management by Charthouse Suites Vacation Ownership, Inc., please refer to Articles II, III, IV and VII of the Plan, attached as Exhibit "A19" to this Public Offering Statement.

          The Developer is unable, at this time, to itemize each and every item of personal property to be used in connection with the common facilities. The minimum amount of expenditure that the Developer or Association will commit to purchase personal property for the Common Amenities shall be zero ($0.00).

          d.   Financial Arrangements for Promised Improvements

          All accommodations and facilities are presently complete.

          e.   Utilities

          The manner in which the utilities and other services are to be provided and the person or entity furnishing them are as follows:

               1.   Electricity:  Florida Power Corporation
               2.   Solid waste disposal:  City of Clearwater
               3.   Sewer and water:  City of Clearwater
               4.   Storm drainage:  Natural gravity flow
               5.   Garbage disposal:  City of Clearwater
               6.   Telephone:  GTE Florida and BTI
                    Telecommunications Service (long distance)

          f.   Insurance

          Insurance is or will be maintained on the Resort Facility and Common Amenities by Charthouse Suites Vacation Ownership, Inc. Coverage shall include all risk, property damage, flood and personal injury insurance. All buildings shall be adequately covered to insure full replacement cost. The responsibility for maintaining all required insurance shall be that of Charthouse Suites Vacation Ownership, Inc. Insurance policies will be maintained, naming the Developer and Charthouse Suites Vacation Ownership, Inc. as their interests may appear. Premiums for payment of such insurance shall be paid by Charthouse Suites Vacation Ownership, Inc. and charged as part of the Common Expense. Insurance covering the replacement cost of all improvements located within each Unit will also be maintained by Charthouse Suites Vacation Ownership, Inc.

          For a further description of the terms and conditions of the required insurance coverage, please refer to Articles IX and X of the Charthouse Suites Vacation License Plan. Insurance policies will be made reasonably available for inspection by Licensees or their agents in accordance with law.

          LOSS TO PROPERTY

          Where a loss or damage occurs to any part of the Resort
Facility, it shall be obligatory upon the Managing Entity to repair or restore the damage caused by said loss, subject to the provisions below.

          The Managing Entity shall promptly obtain reliable and detailed estimates of the cost of repairing and reconstruction of such damaged property for the purpose of determining whether the available insurance proceeds are sufficient to pay for the same.

          If the insurance proceeds are sufficient to pay for the estimated cost of restoration and repair, the Managing Entity shall have the right and obligation to cause the damage to be repaired and restored.

          If the net proceeds of the insurance are insufficient to pay for the estimated cost of restoration and repair (or for the actual cost thereof, if the work has actually been done), the Managing Entity shall promptly, upon determination of the deficiency, determine the amount of the Special Assessment, which will be necessary to obtain the necessary funds to repair and to restore such damaged improvements. If the Special Assessment is 10% or less of the budgeted gross expenses for the calendar year in which the assessment is levied, then the Managing Entity shall levy such Assessment against the Licensees and shall, upon receipt of adequate funds, proceed to have the repairs and reconstruction completed. Each Licensee shall be responsible for a proportionate share of the Assessment attributable to the Unit Weeks, which are licensed to the Licensee in the same manner that the Annual Assessment is allocated.

          If the Special Assessment exceeds 10% of the budgeted gross expenses for the calendar year in which the assessment is levied, then the damage or destruction shall not be repaired or reconstructed without the affirmative vote of a majority in interest of the total number of Unit Weeks. If the affirmative vote is obtained, then the Managing Entity shall levy such Special Assessment against the Licensees and shall, upon receipt of adequate funds, proceed to have the repairs and reconstruction completed. If the affirmative vote is not obtained, then in such event, and only in such event, the damage and destruction shall not be repaired, and this Plan and all Licenses shall terminate. The entire insurance proceeds shall be allocated between the Owner and the holders of the Unit Weeks in the Resort Facility, with the holders of the right to use Unit Weeks being entitled to that portion of the proceeds equal to a ratio, the numerator of which is the remaining number of years from the date of the damage to December 31, 2040 and the denominator is 43. The Owner shall be entitled to the balance of the proceeds. The proceeds due to the holders of the right to use Unit Weeks shall be allocated in the percentages and manner in which Common Expenses are allocated, provided that if a particular Licensee has not paid the entire purchase price and all payments for the License, then such Licensee shall have the option of: (a) paying the balance due on such License, in which event such Licensee shall receive the pro rata share of insurance proceeds allocated to such Licensee's Unit Weeks as provided above, or (b) not paying such balance due on the purchase price of the License, in which event the insurance proceeds allocated to such Licensee's Unit Weeks shall be paid to the Developer.

          Notwithstanding any provision to the contrary, during such time that the Resort Facility or the Unit(s) are untenantable because of such damage or destruction, the Managing Entity shall notify the holders of the affected Unit Weeks, and such holders shall not be permitted to use said Unit Weeks. Such affected holders shall not be entitled to any compensation for such loss of use, unless the Managing Entity is able to obtain, and does obtain, loss of use insurance coverage, in which event the affected holders shall only be entitled to the portion of loss of use insurance proceeds applicable to the Unit Weeks in which the Licensee was not able to occupy a studio or suite because of such damage or destruction.

          g.   Leasing of Units/Sale of Whole Units

          Other than operating the Charthouse rental pool, the Developer's present plan does not include a program of leasing units rather than selling time share licenses; however, this shall not preclude the Developer from leasing or renting Units or time share periods.

          The Developer does not intend to offer whole Units in addition to Time Share Units; however, this shall not preclude the Developer from offering whole Units as part of future development.

          h.   Disclosures Regarding Real Property

          To the best knowledge, information and belief of the Developer, there are no unusual and material circumstances, features and characteristics of the property, other than as set forth in this Public Offering Statement.

          There are no properties offered by the Developer for use by the Licensees, which are neither owned by them or leased to them, Charthouse Suites Vacation Ownership, Inc., or any entity controlled by the Licensees.

          i.   Description of Developer Financing

          The Developer will be providing financing to all qualified Licensees, subject to terms to be agreed upon between the individual Licensee and Developer for up to seventy (70%) percent of the purchase price, for a term of up to thirty (30) years, with increased licensing payment not to exceed the maximum rate of interest allowed under Florida law. In the event of any change in any such financing terms, same shall be deemed not to be a material change to this Offering Statement.

          j.   Control of Association

          THE DEVELOPER HAS THE RIGHT TO RETAIN CONTROL OF
CHARTHOUSE SUITES VACATION LICENSE PLAN AFTER A MAJORITY OF THE
LICENSES HAVE BEEN SOLD.

          For a more complete description of the Developer's right of control, please refer to the Charthouse Suites Vacation License Plan, attached as Exhibit "A19" to the Public Offering Statement.

     6.   BUDGETS, DUES AND FEES

          The Estimated Operating Budget for the Resort Facility and the Common Amenities is attached as Exhibit "A8" to this Public Offering Statement. Based upon the Estimated Operating Budget, each Licensee shall be required to pay, as a Licensee, for each time share license owned, the annual sum as set forth in the Estimated Operating Budget. There shall be a single Estimated Operating Budget for the Resort Facility and for the Common Amenities. The Developer has undertaken to guarantee the assessments for the Resort Facility and Common Amenities during the current fiscal year, commencing as of January 1, 1997 through December 31, 1998. In this regard, the Developer shall guarantee that assessments during the guarantee period shall not be made against any Licensee of a Time Share License, other than the Developer, exclusive of real estate taxes, as set forth in the Estimated Operating Budget.

          For the period through and including December 31, 1998, the Developer guarantees that the Annual Assessment per Unit Week shall not exceed the amounts per Class of Interest, as set forth below:

                    Class A   -    $190.00
                    Class B   -    $190.00
                    Class C   -    $205.00
                    Class D   -    $285.00
                    Class E   -    $305.00
                    Class F   -    $365.00

          Until December 31, 1998, the Developer will pay all expenses in excess of the amounts collectible from Licensees, pursuant to Chapter 721, Florida Statutes.

          Pursuant to the Charthouse Suites Vacation License Plan, Charthouse Suites Vacation Ownership, Inc. has the authority to alter or amend charges for which the Licensee may be liable. This right includes the right of Charthouse Suites Vacation Ownership, Inc. to increase the Estimated Budget for the Resort Facility and Common Amenities from year to year (unless otherwise guaranteed by the Developer as set forth herein) and the right to make special assessments from time to time.

     7.   PURCHASE OF AN OWNERSHIP INTEREST

          a.   Licensee's Right of Cancellation

          Each Licensee is given the right, pursuant to Florida Statutes, Chapter 721, to cancel the License Agreement without any penalty or obligation within ten (10) days from the date the License Agreement is signed and until ten (10) days after receipt of the Public Offering Statement, whichever is later. Licensee must notify the Developer in writing of his/her intent to cancel. The notice of cancellation shall be effective upon the date sent and shall be sent to the Developer at 250 Patrick Blvd., Brookfield, WI 53045. Any attempt to obtain a waiver of the Licensee's cancellation rights is unlawful. While the Licensee may execute all closing documents in advance, the closing, as evidenced by the delivery of the Deed, before the expiration of the ten (10) day cancellation period is prohibited.

          Each Licensee may also cancel the License Agreement at any time after the accommodations or facilities are no longer available, as provided in the Charthouse Suites Vacation License Plan and this Public Offering Statement. In such event, the Charthouse Suites Vacation License Plan provides that a Licensee will receive the price of their Interest (exclusive of assessments) less any benefits received. The Charthouse Suites Vacation License Plan contemplates that purchasers may have the accommodation or facility unavailable on a temporary basis in order to facilitate repairs, maintenance or emergencies. Such events shall not give rise to a right to cancel.

          b.   Total Financial Obligation of the Licensee

          There are no closing expenses to a Licensee, exclusive of state taxes.

          In connection with the purchase of a Time Share License, the Licensee shall be subject to the following financial obligations:

               1. Payment of the purchase price, as indicated in the License Agreement, together with finance charges in the event the purchase price is financed in whole or in part.

               2. Maintenance fees, as set forth in the Plan, attached as Exhibit "A19" to this Public Offering Statement.

               3. Exchange membership fees, pursuant to the separate exchange agreement to be entered into between the Licensee and the exchange company, in the event Licensee elects to become a member of the exchange program.

               4. Sales and document taxes imposed by the Florida Department of Revenue.

               5. The only additional charges which a Licensee shall be subject to are reoccurring maintenance fees and special assessments, pursuant to the Plan, property taxes and exchange membership fees.

          No title insurance policy or title opinion is available for purchase.

          c.   Status of Title Underlying Each Resort/Component
Site

          Escrowed title to the Resort Facility and title to the Common Amenities is vested in the Developer and by Decade Properties, Inc., as held by the Developer's escrow agent. Title to the property is free and clear, subject to a utility easement, as recorded in Official Records Book 8012, at Page 1432 of the Public Records of Pinnelas County, Florida.

          A Non-Disturbance and Notice to Creditors, in the form attached as Exhibit "A22" to this Public Offering Statement, will be filed in the Public Records of Pinnelas County, Florida, setting forth the legal description of the Resort Facility. Such Non-Disturbance and Notice shall be effective as to all persons, firms or entities acquiring rights or claims against the Resort Facility and shall notify all persons, firms and entities that such property has been dedicated for use by Licensees in the Resort Facility, as well as Licensees in all Member Resort Facilities. All persons, firms or entities acquiring rights in the Resort Facility or the Common Amenities, subsequent to the date of such notice, shall be specifically subject to all terms, conditions and provisions of the Charthouse Suites Vacation License Plan relating to such Common Amenities.

          Other than as set forth above, there are no other liens, defects, judgments or other encumbrances affecting title to the Resort Facility or Common Amenities.

          d.   Restrictions Upon Rental or Resale

          THE SALE, LEASE, OR TRANSFER OF TIME SHARE PERIODS IS
RESTRICTED OR CONTROLLED. Please see Article XVIII of the License Plan for details.

          THE PURCHASE OF A TIME SHARE PERIOD SHOULD BE BASED UPON ITS VALUE AS A VACATION EXPERIENCE OR FOR SPENDING LEISURE TIME,
AND NOT CONSIDERED FOR PURPOSES OF ACQUIRING AN APPRECIATING
INVESTMENT OR WITH AN EXPECTATION THAT THE TIME SHARE PERIOD MAY BE
RESOLD.

          Provided that a Licensee is not in default of any provision of this Charthouse Suites Vacation License Plan or the License, such Licensee shall be permitted to sell, transfer or convey such Licensee's entire Interest and the License without the consent of the Developer or the Managing Entity, provided (a) that the entire purchase price and License Fee has been paid in full,
(b) all Assessments are current, (c) the transferee executes such assumption documents required by the Seller, and (d) the transfer is in accordance with all applicable laws.

          After such permitted transfer, sale or conveyance, the transferring Licensee shall have no further liability for Common Expenses under this Plan. Provided that a Licensee is not in default of any provision of this Charthouse Suites Vacation License Plan or the License, such Licensee may also sell, transfer or convey partial Interests (a right to a certain Unit Week), but only with the prior written consent of the Managing Entity. The Managing Entity shall be permitted to impose such conditions as the Managing Entity determines necessary, in its sole discretion, in connection with transfers of partial Interests. With respect to any permitted transfer, prior to such transfer, the name, address and such other information as requested by the Managing Entity shall be delivered to the Managing Entity.

     Pursuant to Section 721.05(27)(a) under Florida law a person who acquires more than seven Unit Weeks may be considered a developer and there is a rebuttable presumption that a person who has acquired such may be deemed a Developer. Pursuant to Section 721.05(27)(c) a person who sells his entire Interest in a single transaction, in other words all vacation Interests, is not a developer. If a person intends to sell partial Interests (i.e. Unit Weeks), they will need to consider their obligations under Florida law, including an obligation to register as a developer in order to sell partial Unit Weeks. Registering as a developer involves completing forms, paying a fee, and, among other things agreeing to follow rules governing advertising and licensing of sellers.

               1. The future value of time share interests is very uncertain; do not count on appreciation.

               2. Resale of your Interest or Unit Weeks may be subject to the Developer's paying receipt of the subscription area for the Interest. You should check your contract for such restrictions and also note whether your contract or any other obligation would affect your right to sell your Interest.

               3. You should consider the competition, which you may experience from the Developer, in attempting to resell your interest, and the possibility that real estate brokers may not be interested in listing your Interest or Unit.

     8.   EXCHANGE PROGRAM OPPORTUNITIES

          The Developer has entered into an Agreement with RCI registered trademark for the purpose of providing a reciprocal exchange program. The Licensee should note that all representations concerning the exchange program are solely those of RCIregistered trademark and not those of the Developer, and further, that RCIregistered trademark is an independent company not affiliated or connected with the Developer in any way. Developer has agreed to pay to RCIregistered trademark, on behalf of Licensee, the first year's exchange membership dues. All future membership or exchange dues assessed by RCIregistered trademark shall be the sole responsibility of Licensee. The participation by Licensee in the exchange program is voluntary on the part of Licensee.

          Licensees may enroll in RCI Exchange Program, upon payment of membership fees to RCI. Upon subscription, the Company intends to pay the costs of a Licensee's one year subscription in RCI. RCI Exchange Program allows members to deposit a week or more of vacation time at the Chart House Suites hotel and request an exchange for a week or weeks at another participating resort located around the world. Under the RCI program, a Licensee deposits a week at the Chart House Suites hotel, up to 24 months in advance, and then requests an exchange from one of the approximately 2,000 RCI affiliated resorts around the world. Under this program, a Licensee may exchange weeks, whether or not the deposited Chart House Suites hotel weeks are used by another RCI member. RCI Exchange Program provides the opportunity to save vacation time and use the banked weeks up to two years after the scheduled start date or, if desired, up to one year prior to the scheduled start date. As of the date of this Prospectus, the cost of membership in RCI was $67 for one year, $123 for two years, $181 for three years and $285 for five years. In addition, RCI charges a $93 exchange fee ($123 for international exchanges) for each week deposited into the RCI Exchange Program. Under the terms of the RCI Exchange Program, a Licensee must have paid his or her annual dues and license payment to Charthouse associated with the deposited week in order to utilize RCI's Vacation Exchange Program. RCI Exchange Program is not affiliated with the Company or any affiliate of the Company. The Company assumes no liability or responsibility to RCI's program or performance.


                          CHARTHOUSE SUITES

                   RECEIPT FOR TIME SHARE DOCUMENTS

          The undersigned acknowledges that the items listed below have been received and, as to plans and specifications, such plans and specifications have been made available for inspection.

Name of Time Share Plan:           CHARTHOUSE SUITES

Address of Time Share Plan:        850 Bayway Blvd.
                                   Clearwater, Florida, 34630

Address of Developer:              Charthouse Suites Vacation
                                   Ownership, Inc.
                                   250 Patrick Blvd., Suite 140
                                   Brookfield, WI  53045

                              DOCUMENTS:

Offering Statement Text
Vacation License Plan
Articles of Incorporation
By-Laws
Estimated Operating Budget for Resort Facility
License Agreement
Rules and Regulations
Plot Plan
Floor Plan
Receipt for Time Share Documents
Plans and Specifications (Made Available)
Nondisturbance and Notice to Creditors
Notice of Election to Be Deemed a Member Resort Facility
Management Agreement
Form of License
Termite Inspection Report (not applicable because Resort Facility is a cement building)

EXECUTED THIS ______ DAY OF ______________________, 19____.

YOU MAY CANCEL THE PURCHASE AGREEMENT WITHOUT ANY PENALTY OR OBLIGATION WITHIN TEN (10) DAYS FROM THE DATE YOU SIGN THE CONTRACT, AND UNTIL TEN (10) DAYS AFTER YOU RECEIVE THIS PUBLIC OFFERING STATEMENT, WHICHEVER IS LATER. IF YOU DECIDE TO CANCEL THE CONTRACT, YOU MUST NOTIFY THE DEVELOPER IN WRITING OF YOUR INTENT TO CANCEL. YOUR NOTICE OF CANCELLATION SHALL BE EFFECTIVE UPON THE DATE SENT AND SHALL BE SENT TO CHARTHOUSE SUITES VACATION OWNERSHIP, INC. AT 250 PATRICK BLVD., SUITE 140, BROOKFIELD, WISCONSIN 53045. ANY ATTEMPT TO OBTAIN A WAIVER OF YOUR CANCELLATION RIGHTS IS UNLAWFUL. WHILE YOU MAY EXECUTE ALL CLOSING DOCUMENTS IN ADVANCE, THE CLOSING, AS EVIDENCED BY DELIVERY OF THE DEED OR OTHER DOCUMENT, BEFORE EXPIRATION OF YOUR TEN (10) DAY CANCELLATION PERIOD, IS PROHIBITED.

________________________________   ______________________________
PURCHASER                          PURCHASER
________________________________   ______________________________
PURCHASER                          PURCHASER
                             EXHIBIT "1"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                      DECLARATION OF CONDOMINIUM
                            NOT APPLICABLE
                             EXHIBIT "2"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                        COOPERATIVE DOCUMENTS
                            NOT APPLICABLE
                             EXHIBIT "3"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

        DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS
                            NOT APPLICABLE

                             EXHIBIT "4"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                ASSOCIATION ARTICLES OF INCORPORATION
                             EXHIBIT "5"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                         ASSOCIATION BY-LAWS

                            NOT APPLICABLE
                             EXHIBIT "6"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                           UNDERLYING LEASE
                            NOT APPLICABLE
                             EXHIBIT "7"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

              MANAGEMENT AGREEMENT AND RELATED CONTRACTS
                             EXHIBIT "8"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

         ESTIMATED OPERATING BUDGET AND SCHEDULE OF REQUIRED
                         PURCHASERS' EXPENSES

              CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                      ESTIMATED OPERATING BUDGET

              from January 1, 1997 to December 31, 1997


                                                 (approxi-
                                                  mately)       Per
                INCOME                   YEAR      MONTH     Interest*
                                                              (8 Unit
                                                              Weeks)
Maintenance Fees - Unit Owners          $302,380     $25,198     $1,861
Telephone                                 10,500         875         65
Miscellaneous
(Rentals/Services/Fees/etc)                1,500         125          9

                                        $314,380     $26,198     $1,935
TOTAL INCOME

EXPENSES
SALARIES
Salaries Administration                   13,512       1,126         83
Salaries Housekeeping                     30,655       2,554        188
Manager on Site                           22,560       1,880        138
Pool & Recreation                             --          --         --
Security                                      --          --         --
Operators/Front Desk                      20,539       1,712        126
Maintenance Salaries                       8,640         720         53
Payroll Taxes (included above)
Management Fee                            30,000       2,500        185

TOTAL SALARIES                           125,906      10,492        773


DIRECT EXPENSES
Insurance                                 13,300       1,108         82
Maintenance Services/
 Supplies                                  8,158         680         50
Electric - Units                          15,494       1,291         95
Electric-Club House/
 Office/Recreational                       8,670         722         53
Water/Sewer                                1,718         143         11
Trash Removal                              3,024         252         18
Utilities Cable TV                         2,558         213         16
Lawn Maintenance                          14,360       1,197         88
Sales & Marketing                          9,836         820         61
Telephone                                 20,828       1,736        128
Laundry/Linen Supplies                    29,116       2,426        179
Real Estate Taxes upon
Timeshare Property                         1,560         130         10
Annual T.S. Division Fee                   2,400         200         16
Rent for recreational and other
commonly used facilities                     n/a          --         --
Taxes upon leased areas                      n/a          --         --
Security provisions                          n/a          --         --
Operating capital                         16,083       1,324         97
Administrative Misc.
                                         146,905      12,242        904
TOTAL DIRECT EXPENSES

RESERVED FOR DEFERRED EXPENSES
Roof                                      $2,000    $    156       $ 1
Painting                                   4,000         333         25
Furniture/Fixtures/                       19,000       1,583        117
 Equipments
Pool Maintenance                           1,200         100          7
Pavement                                   1,200         100          7
Reserved for Others                        4,569         381         28

TOTAL RESERVES                           $31,969    $  2,663        185

TOTAL EXPENSES                          $295,780     $24,648    $ 1,862

TOTAL INCOME MINUS MAINTENANCE FEE        12,000       1,000         74
EXPENSES TOTAL                           295,780      24,698      1,862
TOTAL MAINTENANCE FEE (EXPENSES-         283,780      23,648      1,788
INCOME)



                 * Average of All Interests, Classes A - F
                            NOTES TO BUDGET FOR
                CHARTHOUSE SUITES VACATION OWNERSHIP, INC.


NOTE 1:   By definition, a Budget is an estimate of expenses.
          However, actual expenses incurred may be either more or less than the estimated expenses set forth in the Budget. The Developer and Charthouse Suites Vacation Ownership, Inc. cannot and do not make any representation or warranty that actual expenses will not increase as a result of inflation, increase in costs or other such events. Furthermore, if the estimated expenses in certain categories of the Budget, for example: water or electricity, are greater than the actual expenses incurred for those categories, then the excess will be used to offset deficits occurring in the categories of the Budget where actual expenses exceed the estimated expenses.

NOTE 2: The property taxes assessed against the Resort Facility and/or Time Share Interests will be paid by Charthouse
          Suites Vacation Ownership, Inc. or management entity.

NOTE 3:   The Board of Directors of Charthouse Suites Vacation
          Ownership, Inc. shall purchase insurance for the Resort
          Facility in accordance with the insurance provisions of the Vacation License Agreement.

NOTE 4: The Developer has undertaken to guarantee the Budget for the Resort Facility as of January 1, 1996 through December 31, 1997. In this regard, the Developer shall guarantee that assessments during the guarantee period shall not be made against any Licensee of a Time Share Interest, other than the Developer, exclusive of real estate taxes and insurance, in excess of certain amounts for each time share interest. The Developer will pay expenses in excess of those collectible from purchasers pursuant to Section 721.07(5)(x)(5), Florida Statutes. The Developer will pay any amount in excess of the specified annual dues.




RESERVE ANALYSIS 1998

                       REMAINING  EST.       EST.      YEARLY
FUND TYPE      USEFUL  USEFUL     1/1/98     REPLACE.  ASSESSMENT
               LIFE    LIFE       RES.       COST
                                  BALANCE

Roof           15      15 years   0              30,000         2,000
               years

Painting       7       7 years    0              28,000         4,000
               years

Furniture/
Fixtures/      7
Equipment      years   7 years    0             133,000        19,000

Pool           20
Maintenance    years   20 years   0              24,000         1,200

Pavement       20
               years   20 years   0              24,000         1,200

Heating/air    10      10 years   0              45,690         4,569
 conditioning  years
Water
 heaters/
 boilers
Tile & Vinyl
 replacement
Carpeting
Curtains/
 drapes &
 blinds
Landscaping
Interior
 Maintenance
Exterior
 Maintenance





                             EXHIBIT "9"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                   SURVEY AND FLOOR AND PLOT PLANS
                             EXHIBIT "10"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

          LEASES OF FACILITIES TO BE USED ONLY BY PURCHASERS
                            NOT APPLICABLE
                             EXHIBIT "11"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

       LEASES OF FACILITIES TO BE USED BY PURCHASERS AND OTHERS
                            NOT APPLICABLE
                             EXHIBIT "12"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

          FORM OF TIMESHARE PERIOD LEASE FOR LEASEHOLD OFFER
                            NOT APPLICABLE
                             EXHIBIT "13"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                DECLARATION OF SERVITUDE OF PROPERTIES
                            NOT APPLICABLE
                             EXHIBIT "14"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                        STATEMENT OF CONDITION
                            NOT APPLICABLE
                             EXHIBIT "15"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                   STATEMENT OF TERMITE INSPECTION
                  Not Applicable As Cement Building
                             EXHIBIT "16"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                        FORM PURCHASE CONTRACT
                             EXHIBIT "17"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

         EXECUTED PURCHASER DEPOSIT ESCROW AGREEMENT AND BOND
                             EXHIBIT "18"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

    RULES AND REGULATIONS FOR USE OF ACCOMMODATIONS AND FACILITIES
                             EXHIBIT "19"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

             OTHER DOCUMENTS CREATING THE TIMESHARE PLAN
                             EXHIBIT "20"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

            OTHER CONTRACTS OR LEASES SIGNED BY PURCHASERS
                            NOT APPLICABLE
                             EXHIBIT "21"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

         EXECUTED AGREEMENT FOR TAX ESCROW PAYMENTS AND BOND
              Not Applicable As Taxes Paid By Developer
                             EXHIBIT "22"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                       NONDISTURBANCE AGREEMENT
                             EXHIBIT "23"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

                  ESCROW CONCERNING SALE OF PROPERTY
                             EXHIBIT "21"

               CHARTHOUSE SUITES VACATION LICENSE PLAN

         EXECUTED AGREEMENT FOR TAX ESCROW PAYMENTS AND BOND
              Not Applicable As Taxes Paid By Developer